Exhibit (n)

API FUNDS

Amended and Restated

Multiple Class Plan Pursuant to Rule 18f-3

American Pension Investors Trust (the “Trust”), hereby adopts this Amended and Restated Multiple Class Plan (“Multiple Class Plan”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

A.	CLASSES OFFERED

Each series of the Trust listed in Schedule A (each, a “Fund”) may offer multiple classes of shares pursuant to this Multiple Class Plan. The classes are described below.

1. Class A. Class A Shares are offered for purchase by investors directly through Unified Financial Securities, Inc. (the “Distributor”) or through financial supermarkets, investment advisers and consultants, financial planners, brokers, dealers and other investment professionals who are authorized by the Distributor to sell shares of the Funds. Class A Shares will be sold with a five and three quarters percent (5.75%) front-end sales charge, with breakpoint discounts. A contingent deferred sales charge of 1.00% may apply on certain redemptions of Class A Shares made within one year following purchases of $1 million or more made without an initial sales charge. Class A Shares of the API Master Allocation Fund are subject to a 0.50% Rule 12b-1 fee.

2. Class C. Class C Shares are offered for purchase by investors directly through the Distributor or through financial supermarkets, investment advisers and consultants, financial planners, brokers, dealers and other investment professionals who are authorized by the Distributor to sell shares of the Funds. There will be no initial sales charge on Class C Shares purchases. Class C Shares are subject to a one percent (1.00%) contingent deferred sales charge if shares are redeemed within one year after purchase. Class C Shares are also subject to a Rule 12b-1 fee at the following annual rates: 1.00% of the average daily net assets attributable to Class C Shares for API Efficient Frontier Growth Fund, API Efficient Frontier Multiple Index Fund, API Efficient Frontier Capital Income Fund, and API Efficient Frontier Income Fund; and 0.90% of the average daily net assets attributable to Class C Shares for API Efficient Frontier Value Fund.

3. Class D. Class D Shares are offered only by the API Efficient Frontier Capital Income Fund for purchase by shareholders who had an account with the API Efficient Frontier Capital Income Fund as of July 1, 2004. Class D Shares are not subject to an initial sales load, however they are subject to a one percent (1.00%) contingent deferred sales charge if shares are redeemed within one year after purchase. Class D Shares are also subject to a Rule 12b-1 fee at the rate of 0.50% of the average daily net assets attributed to Class D Shares for the API Efficient Frontier Capital Income Fund.

4. Class L. Class L Shares are currently offered only by the API Master Allocation Fund for purchase by investors directly through the Distributor or through financial supermarkets, investment advisers and consultants, financial planners, brokers, dealers and other investment professionals who are authorized by the Distributor to sell shares of the Funds. Class L Shares are not subject to an initial sales load or a contingent deferred sales charge. Class L Shares are also subject to a Rule 12b-1 fee at the rate of 1.00% of the average daily net assets attributed to Class L Shares for the API Master Allocation Fund.

B.	EXPENSE ALLOCATIONS OF EACH CLASS

Certain expenses may be attributable to a particular class of shares of a Fund (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus are borne on a pro rata basis by the outstanding shares of that class.

Each class may pay a different amount of the following other expenses: (1) distribution and service fees, (2) transfer agent fees identified as being attributable to a specific class, (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a class, (4) Blue Sky registration fees incurred by a specific class of shares, (5) Securities and Exchange Commission registration fees incurred by a specific class of shares, (6) expenses of administrative personnel and services required to support the shareholders of a specific class, (7) trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares, (8) accounting expenses relating solely to a specific class of shares, (9) auditors’ fees, litigation expenses, and legal fees and expenses relating to a specific class of shares, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific class of shares.

C.	CONVERSION FEATURES

Class A Shares will automatically convert to Class C Shares in the event that such Class A Shares are held in a shareholder’s account that no longer meets the eligibility standards set forth in section A.1.

D.	EXCHANGE PRIVILEGES

In accordance with the procedures disclosed in the Trust’s prospectuses and subject to any applicable limitations resulting from the closing of a Fund to new investors:

•	Class A Shares of each Fund may be exchange for Class A Shares of any other Fund of the Trust;

•	Class C Shares of each Fund may be exchanged for Class C Shares or Class L Shares of any other Fund of the Trust;

•	Class D Shares of each Fund may be exchanged for Class L Shares of any other Fund of the Trust; and

•	Class L Shares of each Fund may be exchanged for Class L Shares or Class C Shares of any other Fund of the Trust.

E.	ADDITIONAL INFORMATION

This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the classes contained in this Plan. The Trust’s prospectuses contain additional information about the Class A, Class C, Class D Shares and Class L Shares and the Trust’s multiple class structure.

Amended and Restated February 27, 2009.

Schedule A

to the

Amended and Restated

Multiple Class Plan Pursuant to Rule 18f-3

Series of the Trust	Class A	Class C	Class D	Class L
API Efficient Frontier Growth Fund	X	X
API Efficient Frontier Capital Income Fund	X	X	X
API Efficient Frontier Multiple Index Fund	X	X
API Efficient Frontier Income Fund	X	X
API Efficient Frontier Value Fund	X	X
API Master Allocation Fund	X			X

Amended and Restated February 27, 2009